EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-176664 and 333-194927) of Arno Therapeutics, Inc. of our report dated March 31, 2015, relating to the financial statements appearing in this Annual Report on Form 10-K of Arno Therapeutics, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

New York, New York

March 31, 2015